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                                                                     Exhibit 3.4



                                  IEXALT, INC.
                             1998 STOCK OPTION PLAN
     (FORMERLY KNOW AS THE SUNBELT EXPLORATION, INC. 1998 STOCK OPTION PLAN)


                                 AMENDMENT NO. 1


      THIS AMENDMENT NO. 1 to the iExalt, Inc. 1998 Stock Option Plan (formerly known as the Sunbelt Exploration, Inc. 1998 Stock Option Plan and referred to herein as the "Plan"), is effective as of the 22nd day of March 2002.

  1. Article II.7 of the Plan is hereby amended to read as follows in its entirety:

"Company" means iExalt, Inc. and any of its subsidiaries, and their respective successors in interest.

  2. Article II.25 of the Plan is hereby amended to read as follows in its entirety:

"Stock" means the common stock of the Company, $.05 par value, or in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

  3. Article IV.2 of the Plan is hereby deleted and in its entirety and replaced with the following new Article IV.2:

      The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan shall be equal to 5% of the number of shares of Stock from time to time authorized pursuant to the Certificate of Incorporation of the Company; provided, however, that any future reduction in the number of shares of Stock from time to time authorized pursuant to the Certificate of Incorporation of the Company shall not have the effect of terminating any Award made prior to such reduction. THE MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS, STOCK APPRECIATION RIGHTS, RESTRICTED STOCK AWARDS, OR PERFORMANCE STOCK AWARDS WHICH MAY BE ISSUED TO ANY ELIGIBLE PERSON UNDER THE PLAN DURING EACH PLAN YEAR SHALL BE DETERMINED BY THE COMPENSATION COMMITTEE. The number of shares stated in this Section IV.2 shall be subject to adjustment in accordance with the provisions of
      Section IV. 5. Such shares may be authorized but unissued shares of Stock or reacquired shares of Stock. In the event that any outstanding Award shall expire or terminate for any reason or any Award is surrendered, the shares of Stock allocable to the unexercised portion of that Award may again be subject to an Award under the Plan.

  4. Except as amended hereby, the Plan shall remain in full force and effect.

  5. The term "Plan" as used in the Plan shall refer to the Plan as amended hereby.

      The foregoing Amendment No. 1 was approved by the Board of Directors of the Company on the 1st day of February 2002 and by the shareholders of the Company on the 22nd day of March 2002.

iEXALT, INC.


By:         /s/ Donald W. Sapaugh
      ------------------------------
      Donald W. Sapaugh,
      Chairman/Chief Executive Officer

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ATTEST:

By:         /s/ Chris L. Sisk
      ------------------------------
      Chris L. Sisk
      Asst. Secretary